EXHIBIT 10.1
AMENDMENT TO LOAN AGREEMENT AND NOTE
     This amendment (the “Amendment”), dated as of the date specified below, is by and between the borrower (the “Borrower”) and the bank (the “Bank”) identified below.
RECITALS
     A. The Borrower and the Bank have executed a Loan Agreement (the “Agreement”) dated SEPTEMBER 21, 2007 and the Borrower has executed a Note (the “Note”), dated SEPTEMBER 21, 2007 , either or both which may have been amended and replaced from time to time, and the Borrower (and if applicable, certain third parties) have executed the collateral documents which may or may not be identified in the Agreement and certain other related documents (collectively the “Loan Documents”), setting forth the terms and conditions upon which the Borrower may obtain loans from the Bank from time to time in the stated amount of $10,000,000.00, as may be amended from time to time.
     B. The Borrower has requested that the Bank permit certain modifications to the Agreement and Note as described below.
     C. The Bank has agreed to such modifications, but only upon the terms and conditions outlined in this Amendment.
TERMS OF AGREEMENT
     In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Borrower and the Bank agree as follows:
     ☑ Change in Maturity Date. If checked here, any references in the Agreement or Note to the maturity date or date of final payment are hereby deleted and replaced with “ SEPTEMBER 5, 2010 ”.
     ☐ Change in Maximum Loan Amount. If checked here, all references in the Agreement and in the Note (whether or not numerically) to the maximum loan amount are hereby deleted and replaced with “$        ”, which evidences an additional $        available to be advanced subject to the terms and conditions of the Agreement and Note.
     ☐ Temporary Increase in Maximum Loan Amount. If checked here, notwithstanding the maximum principal amount that may be borrowed from time to time under the Agreement and Note, the maximum principal amount that may be borrowed thereunder shall increase from $        to $        effective        through        annually. On         through        annually, the maximum principal amount that may be borrowed thereunder shall revert to $        and any loans outstanding in excess of that amount will be immediately due and payable without further demand by the Bank.
     ☐ Change in Multiple Advance Termination Date. If checked here, all references in the Agreement and in the Note to the termination date for multiple advances are hereby deleted and replaced with “        ”.
     ☐ Change in Payment Schedule. If checked here, effective upon the date of this Amendment, any payment terms are amended as follows:
     ☑ Change in Interest Rate. If checked here, effective upon the date of this Amendment, interest payable under the Note is amended as follows:
     The unpaid principal balance will bear interest at an annual rate described in the Interest Rate Rider attached to this Amendment.

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     ☐ Change in Late Payment Fee. If checked here, subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of        % of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank’s right to declare a default hereunder.
     ☑ Change in Closing Fee. If checked here and subject to applicable law, the Borrower will pay the Bank a closing fee of $5,000.00 (apart from any prior closing fee) contemporaneously with the execution of this Amendment. This fee is in addition to all other fees, expenses and other amounts due hereunder.
     ☐ Change in Paid-In-Full Period. If checked here, all revolving loans under the Agreement and the Note must be paid in full for a period of at least         consecutive days during each fiscal year. Any previous Paid-in-Full provision is hereby replaced with this provision.
     Default Interest Rate. Notwithstanding any provision of this Note to the contrary, upon any default or at any time during the continuation thereof (including failure to pay upon maturity), the Bank may, at its option and subject to applicable law, increase the interest rate on this Note to a rate of 5% per annum plus the interest rate otherwise payable hereunder. Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by the Borrower or any guarantor involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rate on this Note shall automatically increase to a rate of 5% per annum plus the rate otherwise payable hereunder.
     Effectiveness of Prior Documents. Except as specifically amended hereby, the Agreement, the Note and the other Loan Documents shall remain in full force and effect in accordance with their respective terms. All warranties and representations contained in the Agreement and the other Loan Documents are hereby reconfirmed as of the date hereof. All collateral previously provided to secure the Agreement and/or Note continues as security, and all guaranties guaranteeing obligations under the Loan Documents remain in full force and effect. This is an amendment, not a novation.
     Preconditions to Effectiveness. This Amendment shall only become effective upon execution by the Borrower and the Bank, and approval by any other third party required by the Bank.
     No Waiver of Defaults; Warranties. This Amendment shall not be construed as or be deemed to be a waiver by the Bank of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Amendment.
     Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be considered an original, but when take together shall constitute one document.
     Authorization. The Borrower represents and warrants that the execution, delivery and performance of this Amendment and the documents referenced herein are within the authority of the Borrower and have been duly authorized by all necessary action.
     Transferable Record. The agreement and note, as amended, is a “transferable record” as defined in applicable law relating to electronic transactions. Therefore, the holder of the agreement and note, as amended, may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of the agreement and note, as amended, that is an authoritative copy as defined in such law. The holder of the agreement and note, as amended, may store the authoritative copy of such agreement and note, as amended, in its electronic form and then destroy the paper original as part of the holder’s normal business practices. The holder, on its own behalf, may control and transfer such authoritative copy as permitted by such law.
     Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Amendment, are hereby expressly incorporated herein by reference.
[SIGNATURE(S) ON NEXT PAGE]

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Dated as of:	SEPTEMBER 14, 2009.	Outdoor Channel Holdings, Inc.

(Individual Borrower)		Borrower Name (Organization)

a Delaware Corporation

Borrower Name	N/A	By	/s/ Roger L. Werner, Jr.

Name and Title Roger L. Werner, Jr., CEO & President

		By	/s/ Shad L. Burke

Borrower Name	N/A	Name and Title Shad L. Burke, CFO

Agreed to:

U.S. BANK N.A.

(Bank)

By:	/s/ Andrew P. Reed
Name and Title Andrew P. Reed, Vice President

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ADDENDUM TO AMENDMENT TO
LOAN AGREEMENT AND NOTE
By and Between
U.S. Bank N.A. and Outdoor Channel Holdings, Inc.
September 14, 2009
This Addendum to Amendment of Loan Agreement and Note (this “Addendum”) is made part of the Amendment to Loan Agreement and Note of even date herewith (the “Amendment”) by and between the undersigned borrower (the “Borrower”) and U.S. Bank N.A. (the “Bank”). This Addendum is an addendum to the Amendment. The warranties, covenants and other terms of this Addendum hereby (i) supplement, amend or modify the Agreement (as defined in the Amendment), the Amendment, the Interest Rate Rider of even date herewith (the “Interest Rate Rider”) by Borrower in favor of Bank, the Loan Documents, and any and all other existing documents by and between Bank and Borrower with respect to the subject matter hereof, and (ii) constitute warranties, covenants and terms of all the extensions of credit made by Bank to Borrower. Capitalized terms not defined herein or by reference to an existing document shall have the meanings ascribed to them in the Agreement or, if not defined in the Agreement, in accordance with generally accepted accounting principles. In the event of any conflict between the provisions of this Addendum, on one hand, and the Agreement, the Amendment, the Interest Rate Rider, any Loan Document or any other document by and between Bank and Borrower, on the other, the provisions of this Addendum shall prevail and control.
1. Amendment and Restatement of Fixed Charge Coverage Ratio Covenant. The requirement that Borrower maintain a Fixed Charge Coverage Ratio of a minimum amount, as contained in that certain Second Addendum to Revolving Credit Agreement and Note dated as of September 21, 2007 (the “September 2007 Second Addendum”) by and between Borrower and Bank, is hereby amended and restated in its entirety, as follows:
“Borrower shall maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter for the four (4) fiscal quarters then ended (i.e., on a “rolling four (4) quarter basis”) of at least 1.25:1.
“Fixed Charge Coverage Ratio” shall mean (a) net income, plus interest expense, plus rent expense, plus income tax expense, plus depreciation, plus amortization, plus charges related to non-cash stock-based compensation per the SFAS 123R requirement, minus cash taxes, cash dividends and Maintenance Capital Expenditures divided by (b) the sum of all required principal payments (on short and long term debt and capital leases), interest expense and rental or lease expense.
“Maintenance Capital Expenditures” shall mean the dollar amount of Capital Expenditures that are necessary to maintain the current level of revenues. For the purposes of this covenant calculation, at no time shall the amount of the Capital Expenditures used be less than 50% of the annualized depreciation expense of Borrower, prorated evenly for each applicable measurement period.
“Capital Expenditures” shall mean the aggregate amount of all purchases or acquisitions of fixed assets, including real estate, motor vehicles, equipment, fixtures, leases and any other items that would be capitalized on the books of the Borrower under generally accepted accounting principles. The term “Capital Expenditures” will not include expenditures or charges for the usual and customary maintenance, repair and retooling of any fixed asset or the acquisition of new tooling in the ordinary course of business.”

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2. Addition of Liquidity Covenant. The following covenants and definitions are hereby added to the Amendment and the Agreement:
“Liquidity. Borrower shall maintain at all times liquid assets that have a market value of no less than 150% of the maximum dollar amount of extensions of credit that may be made by Bank to Borrower under the Agreement and the Loan Documents. For purposes of this covenant, “liquid assets” shall consist only of the following that are 100%-owned by Borrower and are not subject to any direct or indirect restrictions or encumbrances: unencumbered cash and cash equivalents, including readily liquidated money market funds and mutual funds, and government issued securities with original maturities of less than 90 days.
Bank and Investment Account Statements. Borrower shall provide to Bank, no later than 30 days after the end of each month, bank and/or brokerage statements as necessary to demonstrate the amount of Borrower’s unencumbered liquid assets as of the end of such quarter.”
3. Deletion of Minimum Quarterly Profit Covenant. The requirement that Borrower maintain a minimum net profit for each of its fiscal quarters, including, without limitation, such requirement as contained in Section 2 of the September 2007 Second Addendum, is hereby deleted in its entirety from the September 2007 Second Addendum and the Loan Documents.
4. Continuing Validity. Except as expressly modified above or in the other agreements between Borrower and Bank, the terms of the Agreement, the Amendment, the September 2007 Second Addendum, the other Loan Documents and the other documents by and between Bank and Borrower in connection with extensions of credit by Bank to Borrower, shall remain unchanged and in full force and effect.
[signature page follows]

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Dated as of September 14, 2009
Borrower:
Outdoor Channel Holdings, Inc.,
A Delaware corporation

By:	/s/ Roger L. Werner, Jr.

Name and Title:	Roger L. Werner, Jr.,
Chief Executive Officer
and President

By:	/s/ Shad L. Burke

Name and Title:	Shad L. Burke,
Chief Financial Officer
Agreed to:
Bank:
U.S. Bank N.A.

By:	/s/ Andrew P. Reed

Name and Title:	Andrew P. Reed,
Vice President

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INTEREST RATE RIDER
     This Rider is made part of the Amendment to Loan Agreement and Note (the “Amendment”) dated SEPTEMBER 14, 2009 by the undersigned borrower (the “Borrower”) in favor of U.S. BANK N.A. (the “Bank”) as of the date identified below. The following interest rate description is hereby added to the Amendment:
Interest Rate Options. Interest on each advance hereunder shall accrue at one of the following per annum rates selected by the Borrower (“n/a” indicates rate option is not available, but Prime Rate Loan option must always be selected) (i) upon notice to the Bank, 0.250 % plus the prime rate announced by the Bank from time to time, as and when such rate changes (a “Prime Rate Loan”); (ii) upon a minimum of two New York Banking Days prior notice, 2.250 % plus the 1, 2, 3, 6 or 12 month LIBOR rate quoted by the Bank from Reuters Screen LIBOR01 Page or any successor thereto (which shall be the LIBOR rate in effect two New York Banking Days prior to commencement of the advance), adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “LIBOR Rate Loan”); or (iii) upon notice to the Bank, n/a % plus the rate, determined solely by the Bank, at which the Bank would be able to borrow funds of comparable amounts in the Money Markets for a 1, 2, 3, 6 or 12 month period, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation (a “Money Market Rate Loan”). The term “New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Money Markets” refers to one or more wholesale funding markets available to the Bank, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others. No LIBOR Rate Loan or Money Market Rate Loan may extend beyond the maturity of this Note. In any event, if the Loan Period for a LIBOR Rate Loan or Money Market Rate Loan should happen to extend beyond the Maturity of this Note, such loan must be prepaid at the time this Note matures. If a LIBOR Rate Loan or Money Market Rate Loan is prepaid prior to the end of the Loan Period for such loan, whether voluntarily or because prepayment is required due to the Note maturing or due to acceleration of this Note upon default or otherwise, the Borrower agrees to pay all of the Bank’s costs, expenses and Interest Differential (as determined by the Bank) incurred as a result of such prepayment. The term “Loan Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan or Money Market Rate Loan and ending on the numerically corresponding day 1, 2, 3, 6 or 12 months thereafter matching the interest rate term selected by the Borrow; provided, however, (a) if any Loan Period would otherwise end on a day which is not a New York Banking Day, then the Loan Period shall end on the next succeeding New York Banking Day unless the next succeeding New York Banking Day falls in another calendar month, in which case the Loan Period shall end on the immediately preceding New York Banking Day; or (b) if any Loan Period begins on the last New York Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the Loan Period), then the Loan Period shall end on the last New York Banking Day of the calendar month at the end of such Loan Period. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Bank resulting from prepayment, calculated as the difference between the amount of interest the Bank would have earned (from like investments in the Monty Markets as of the first day of the LIBOR Rate Loan or Money Market Rate Loan) had prepayment not occurred and the interest the Bank will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, the Borrower agrees that the Interest Differential shall not be discounted to its present value. Any prepayment of a LIBOR Rate Loan or Money Market Rate Loan shall be in an amount equal to the remaining entire principal balance of such loan.
     In the event the Borrower does not timely select another interest rate option at least two New York Banking Days before the end of the Loan Period for a LIBOR Rate Loan or Money Market Rate Loan, the Bank may at any time after the end of the Loan Period convert the LIBOR Rate Loan or Money Market Rate Loan to a Prime Rate Loan, but until such conversion, the funds advanced under the LIBOR Rate Loan or Money Market Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan or Money Market Rate Loan prior to the end of the Loan Period.

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     The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error. Each LIBOR Rate Loan and each Money Market Rate Loan shall be in a minimum principal amount of $100,000.
Dated as of: SEPTEMBER 14, 2009 .

(Individual Borrower)		Outdoor Channel Holdings, Inc.

Borrower Name (Organization)

a Delaware Corporation

Borrower Name	N/A	By	/s/ Roger L. Werner, Jr.

Name and Title Roger L. Werner, Jr., CEO & President

		By	/s/ Shad L. Burke

Borrower Name	N/A	Name and Title Shad L. Burke, CFO

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